EXHIBIT 23.9

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in “Part Eight: Legal and Regulatory Matters” of the Registration Statement on Form F/4/A and related Prospectus of Telesp Celular Participações S.A. for the registration of 8,239,042 shares of its common shares and 664,587,459 shares of its preferred shares, and to the inclusion and/or incorporation by reference therein of our report dated February 14, 2003 with respect to the consolidated financial statements of Tele Centro Oeste Celular Participações S.A. included in its Annual Report on Form 20-F for the year ended December 31, 2004 filed with the Securities and Exchange Commission, as well as to the references to our firm in such Annual Report (under the caption “Presentation of Financial Information” and in Items 3 and 16C thereof).

Ernst & Young Auditores Independentes S.S.

By:	/S/ LUIZ CARLOS MARQUES
Name:	Luiz Carlos Marques
Title:	Partner

São Paulo, Brazil

January 20, 2006